UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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FIRST COMMUNITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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IMPORTANT
PROXY STATEMENT
1. ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
NONQUALIFIED DEFERRED COMPENSATION
PENSION BENEFITS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
2. PROPOSAL TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION, AS AMENDED, TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT OF OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD
3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.
OTHER MATTERS
ANNUAL REPORTS
2009 ANNUAL MEETING STOCKHOLDERS’ PROPOSALS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Annual Meeting of Stockholders April 29, 2008

First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605-0989
Notice of 2008
Annual Meeting of Stockholders
To the Stockholders of First Community Bancshares, Inc.:
The Annual Meeting of Stockholders of First Community Bancshares, Inc. will be held at Fincastle Country Club, located at 1000 Country Club Drive, Bluefield, Virginia at 11:30 a.m. local time on Tuesday, April 29, 2008, for the purpose of considering and voting upon the following items as more fully discussed herein:
1. The election of three directors to serve as members of the Board of Directors, Class of 2011.
2. The amendment of the Articles of Incorporation of the Corporation to allow for the election of directors on an annual basis to coincide with the expiration of current terms.
3. The ratification of Dixon Hughes PLLC as the Corporation’s independent registered public accountants.
4. The transaction of such other business as may properly come before the meeting, or any adjournment thereof. At this time, the Board of Directors knows of no other business to come before this Annual Meeting.
Only stockholders of record at the close of business on March 11, 2008 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

By Order of the Board of Directors Robert L. Buzzo, Secretary

March 27, 2008
IMPORTANT
WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. YOU MAY VOTE BY THE FOLLOWING METHODS:
1.	By telephone: (866) 540-5760 until 11:59 p.m. eastern daylight time on April 28, 2008; or

2.	On the internet at http://www.proxyvoting.com/fcbc until 11:59 p.m. eastern daylight time on April 28, 2008; or

3.	Complete, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the meeting. An addressed return envelope is enclosed for your convenience. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held on Tuesday, April 29, 2008
The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 29, 2008, at 11:30 a.m. local time at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia and at any adjournment thereof.
The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, Proxy Statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy material, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.
This Proxy Statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 27, 2008.
Voting
Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the nominees as described herein under “Election of Directors”, FOR approval of the amendment to the Articles of Incorporation of the Corporation, and FOR ratification of Dixon Hughes PLLC as the Corporation’s independent registered public accountants.
Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.
The Board of Directors has fixed March 11, 2008 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting and the holders of record will have one vote for each share so held in the matters to be voted upon by the stockholders. Stockholders of the Corporation do not have cumulative voting rights.
The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. Approval of the amendment to the Corporation’s Articles of Incorporation requires the affirmative vote of two-thirds of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Approval of the ratification of the independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against. Abstentions and broker non-votes will have no effect on the election of directors or ratification of the independent registered public accountants. Because abstentions and broker non-votes represent shares entitled to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal to amend the Corporation’s Articles of Incorporation. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
As of the close of business on March 11, 2008 the outstanding shares of the Corporation consisted of 11,003,346 shares of Common Stock.

1. ELECTION OF DIRECTORS
The Corporation’s Board of Directors is comprised of eight directors, including seven non-employee directors, currently divided into three classes with staggered terms. The current class of directors is elected for a three-year term. All directors have been determined to be independent by the Board of Directors except for Mr. John M. Mendez, who is employed by the Corporation as President and Chief Executive Officer.
The nominees for the Board of Directors to serve until the Annual Meeting of Stockholders in 2011 are set forth below. All nominees are currently serving on the Corporation’s Board of Directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. All nominees named herein have consented to be named and to serve as directors if elected.
No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, or marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

			Director of
		Principal Occupation and Employment Last Five Years;	Corporation	Class of
Name	Age	Principal Directorships and Committee Memberships	Since	Directors

Franklin P. Hall	69	Senior Partner, Hall and Hall Family Law Firm; Virginia House of Delegates; Director, First Community Bank, N. A.; Member of Audit and Bank Trust Committees.	2007	2008

Robert E. Perkinson, Jr.	60	Acting Executive Director, Bluefield Sanitary Board for the City of Bluefield, W.Va.; Former Mayor of City of Bluefield, W.Va.; Past Vice President-Operations, MAPCO Coal, Inc., Permac, Inc., Race Fork Coal Corporation, and South Atlantic Coal, Inc., (all coal mining operations); Director, First Community Bank, N. A.; Chairman of Audit Committee; Member of Bank Loan Committee.	1994	2008

William P. Stafford	74	President, Princeton Machinery Service, Inc. (a machinery manufacturing and repair company); Chairman of the H. P. & Anne S. Hunnicutt Foundation; Chairman of the Board of the Corporation; Director, First Community Bank, N. A.; Chairman of Executive Committee; Member of Bank Loan Committee.	1989	2008
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
NOMINEES FOR DIRECTOR.

Continuing Directors
The following persons will continue to serve as members of the Board of Directors until the Annual Meeting of Stockholders in the year of the expiration of their designated terms. The name, age, principal occupation and certain biographical information for each continuing director are presented below:

			Director of
		Principal Occupation and Employment Last Five Years;	Corporation	Class of
Name	Age	Principal Directorships and Committee Memberships	Since	Directors

I. Norris Kantor	78	Of Counsel, Katz, Kantor & Perkins Attorneys-at-Law; Director of Mercer Realty, Inc., a real estate management company; Director, First Community Bank, N. A.; Member of Bank Loan and Trust Committees; Chairman of Bank Compliance Committee.	1989	2009

A. A. Modena	79	Retired Executive Vice President and Secretary of the Corporation; Director, First Community Bank, N. A.; Member of Compensation and Executive Committees, Chairman of Governance and Nominating Committee and Chairman of Bank Trust Committee; Director of Investment Planning Consultants, Inc.; Former President of the Flat Top National Bank of Bluefield and Executive Vice-President of its Trust and Financial Services Division.	1989	2009

William P. Stafford, II	44	Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC; Chairman of the Board of First Community Bank, N. A.; Member of the Compensation and Executive Committees; Chairman of the Bank Loan and Member of Bank Trust Committee; Chairman of the Board of Investment Planning Consultants, Inc.	1994	2009

Allen T. Hamner	66	Professor Emeritus of Chemistry, West Virginia Wesleyan College; Director, First Community Bank, N. A.; Member of Audit, Compensation, Governance and Nominating and Executive Committees.	1993	2010

John M. Mendez	53	President and Chief Executive Officer of the Corporation since June 2000; Director, Executive Vice President, First Community Bank, N. A. since June 2000; Past Senior Vice President — Finance & Chief Administrative Officer of the Corporation from June 1988 to June 2000; Past Vice President, Chief Financial Officer & Secretary of the Corporation from June 1985 to June 1988.	1994	2010

Executive Officers who are not Directors
The name, age, principal occupation and certain biographical information for each continuing executive officer are presented below:

			Officer of
		Principal Occupation and Employment Last Five Years;	Corporation
Name	Age	Principal Directorships	Since

Robert L. Buzzo	57	President and Director of First Community Bank, N. A. since June 2000; Vice President and Secretary of the Corporation since June 2000; past Chief Executive Officer of First Community Bank - Bluefield, a division of First Community Bank, N. A. from October 1994 to June 2000.	2000

E. Stephen Lilly	49	Chief Operating Officer of the Corporation since June 2000; Senior Vice President and Chief Operating Officer of First Community Bank, N. A. since June 2000; past Vice President- Operations of First Community Bank, N. A. from July 1997 to June 2000; Director of Investment Planning Consultants, Inc.	2000

David D. Brown	33	Chief Financial Officer of the Corporation since May 2006; Senior Vice President-Finance of First Community Bank, N. A. since May 2006; past Financial Reporting Coordinator of the Corporation from April 2005 to May 2006; past Corporate Auditor and Audit Manager of United Bankshares, Inc. from September 1999 to April 2005.	2005

Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management
The following table sets forth, as of March 11, 2008, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock; (ii) directors and executive officers of the Corporation and its major subsidiaries; and (iii) all directors and executive officers of the Corporation as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.

	Amount and
	Nature
Name and Address of Beneficial	of Beneficial	Percent of
Owner or Number of	Ownership as of	Common
Persons in Group	March 11, 2008	Stock

The H. P. & Anne S. Hunnicutt Foundation (1)	1,222,100	11.11%
P.O. Box 309, Princeton, WV 24740

The Corporation’s Directors and Executive Officers:
David D. Brown (2)	3,820	*
Robert L. Buzzo (3)	48,180	*
Franklin P. Hall (4)	35,405	*
Allen T. Hamner (5)(6)	19,025	*
I. Norris Kantor (7)	31,460	*
E. Stephen Lilly (8)	32,655	*
John M. Mendez (9)	55,914	*
Gary R. Mills (10)	9,712	*
A. A. Modena (5)	29,938	*
Robert E. Perkinson, Jr. (5)(11)	41,209	*
William P. Stafford (12)	247,358	2.25%
William P. Stafford, II	154,375	1.40%
All Directors and Executive Officers as a Group (Thirteen Persons)	709,051	6.37%

*	Represents less than 1% of the outstanding shares.

(1)	Information obtained from a Schedule 13G dated March 17, 2003. The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private foundation. The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford, II. Neither director holds beneficial ownership of the shares held by the Foundation.

(2)	Includes 70 shares allocated to Mr. Brown’s Employee Stock Ownership and Savings Plan (“KSOP”) account. 500 shares have been pledged as security by Mr. Brown.

(3)	Includes 15,447 shares allocated to Mr. Buzzo’s KSOP account. Also includes 32,424 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(4)	Includes 4,338 shares issuable upon exercise of currently exercisable options granted under the CommonWealth Bank Option Plan. Also includes 29,332 shares held jointly by Mr. Hall and his wife, and 760 shares held by Mr. Hall’s wife.

(5)	Includes 6,050 shares issuable upon exercise of currently exercisable options granted under the Directors’ Option Plan.

(6)	Includes 4,712 shares held by Mr. Hamner’s wife.

(7)	Includes 3,960 shares issuable upon exercise of currently exercisable options granted under the Directors’ Option Plan.

(8)	Includes 2,431 shares allocated to Mr. Lilly’s KSOP account. Also includes 28,043 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(9)	Includes 18,322 shares allocated to Mr. Mendez’s KSOP account. Also includes 36,276 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan. In addition, 1,151 shares have been pledged as security by Mr. Mendez.

(10)	Includes 2,387 shares allocated to Mr. Mills’ KSOP account. Also includes 6,775 shares issuable upon exercise of currently exercisable options granted under the 1999 Stock Option Plan.

(11)	Includes 2,566 shares held by the Robert E. Perkinson, Sr. Trust, 5,138 shares held by the Robert E. Perkinson, Jr. Trust in which Mr. Perkinson is deemed to share beneficial ownership and 5,938 shares held as agent for Mr. Perkinson’s wife. Mr. Perkinson is co-trustee of the Robert E. Perkinson, Sr. Trust and holds a remainder interest therein with two of his siblings, and he is co-trustee and sole beneficiary of the Robert E. Perkinson, Jr. Trust. In addition, 9,138 shares have been pledged as security by Mr. Perkinson.

(12)	Includes 43,905 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership. Also includes 162,632 shares held jointly by Mr. Stafford and his wife, and 1,901 shares held by Mr. Stafford’s wife.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Corporation’s officers, directors and persons who own more than 10% of the Corporation’s capital stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Reporting Persons are required by regulation to furnish the Corporation with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.
Based solely on review of the copies of such forms furnished to the Corporation, or written representations from its officers and directors, the Corporation believes that during, and with respect to, fiscal year 2007 the Corporation’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act.
CORPORATE GOVERNANCE
Meeting Attendance
The Board of Directors held nine meetings during 2007. All directors attended at least 75% of all meetings of the Board and any committee of which they were members. Directors are encouraged to attend annual meetings of the Corporation’s stockholders. All directors attended last year’s Annual Meeting.
Communications with the Board of Directors
Stockholders may communicate with the Board of Directors by sending a letter to the First Community Bancshares, Inc. Board of Directors, c/o Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.
Board Committees
Audit Committee
The Board of Directors of the Corporation previously established an Audit Committee, which consists of Chairman Perkinson and Messrs. Hamner and Hall, all non-employee members of the Board. Each Audit Committee member is independent under the NASDAQ Global Select listing standards as well as the Sarbanes-Oxley Act of 2002. The Audit Committee held ten meetings during 2007. Under its Board-approved charter, the Audit Committee reviews and acts on reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Corporation, the nature of service performed for the Corporation by, the appointment of and fees to be paid to, and the performance of the Corporation’s independent registered public accounting firm. The Committee also reports to the Board of Directors regarding activities and services performed by internal auditors, and on the accounting practices of the Corporation. In 2003, the Board of Directors designated Mr. B. W.

Harvey as the Audit Committee’s Financial Expert, based upon his qualifications and experience. Mr. Harvey capably fulfilled this Financial Expert role until his untimely death on December 8, 2007. The Board of Directors is currently in the process of selecting a successor Financial Expert. All members of the Audit Committee are independent and none have ever participated in the preparation of the financial statements of the Corporation or any subsidiary. All members of the Audit Committee can read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement. The 2007 Report of the Audit Committee is presented beginning on page 10 of this Proxy Statement. The Audit Committee Charter as amended during 2007 is included as Appendix A to this Proxy Statement and is also available at the Corporation’s website at www.fcbinc.com.
Compensation and Retirement Committee
The Compensation and Retirement Committee, which operates under a Board-approved charter, consists of Chairman Stafford, II and Messrs. Hamner and Modena, all of whom are independent. The Compensation and Retirement Committee is responsible for the review and consideration of the form and amount of compensation and contractual employment terms of the President and Chief Executive Officer (“CEO”) of the Corporation as well as other executive officers; and the review of stock-based compensation plans and various non-qualified compensation and retirement programs maintained by the Corporation.
Other responsibilities of the Compensation and Retirement Committee include the development of proposed contractual terms of employment and establishment of a framework for a competitive compensation package for the CEO and long-term compensation programs for all executive officers that adequately reward performance. In carrying out its responsibilities, the Compensation and Retirement Committee considers: i) the need to retain competent and effective management personnel; ii) past performance of the CEO and other executive officers as measured against predetermined goals and objectives; and iii) the achievement of overall corporate goals.
The Compensation Discussion and Analysis regarding compensation matters is presented beginning on page 11 of this Proxy Statement, and the 2007 Report of the Compensation and Retirement Committee is presented on page 9 of this Proxy Statement. In addition, the Corporation’s Compensation and Retirement Committee charter is available at the Corporation’s website, www.fcbinc.com.
Executive Committee
The Board of Directors of the Corporation previously established an Executive Committee, which consists of Chairman Stafford and Messrs. Hamner, Mendez, Modena, and Stafford, II. Except for Mr. Mendez, each member of the Executive Committee is independent. The Executive Committee held one meeting during 2007. The Executive Committee is empowered to act on behalf of the Board on most corporate matters not involving business combinations.
Governance and Nominating Committee
The Governance and Nominating Committee is comprised of Chairman Modena and Messrs. Hamner and Kantor, all of whom are independent directors. This committee operates under a Board-approved charter that outlines committee responsibilities, including review of the composition and qualifications of the Board of Directors, periodic evaluation of the Board and its effectiveness, review of Board membership needs, search, screening, and evaluation of director nominees and the evaluation of and response to stockholder proposals regarding Board composition and membership, when and if presented to the Corporation. The Governance and Nominating Committee also periodically reviews and reassesses the existing Articles of Incorporation and Bylaws of the Corporation, the adequacy of corporate governance practices of the Corporation and makes recommendations regarding any proposed improvements and changes to the Board for approval. The Governance and Nominating Committee considers other corporate governance matters and related issues including conflicts of interest and matters involving the Corporation’s Code of Conduct.
The Governance and Nominating Committee replaced the former Nominating Committee in August of 2006. Changes were made to the Governance and Nominating Committee’s charter and duties at that time. The Corporation’s Governance and Nominating Committee charter is available at the Corporation’s website at www.fcbinc.com.
Nominations to the Board of Directors by stockholders to be considered at the 2008 Annual Meeting of Stockholders must be made in writing and delivered or mailed to the Corporate Secretary not less than thirty days prior to the 2008 Annual

Meeting. However, in the event that less than thirty days’ notice of the 2008 Annual Meeting is given to stockholders, such notice of nomination shall be mailed or delivered to the Corporate Secretary no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, number of shares beneficially owned by the candidate, qualifications for Board membership, and any other information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the nominating stockholder’s name, address, and number of shares beneficially owned and holding period of each share.
The Governance and Nominating Committee believes that Board members and nominees to the Board of Directors must at a minimum possess the ability to read and understand fundamental financial statements, have a history evidencing the ability to make sound business decisions, be possessed of strong personal financial standing, be possessed of good moral character and demonstrate high ethical behavior. At least one member of the Board must possess superior financial expertise to such a degree so as to be designated as a financial expert not only by the Board of Directors, but in particular by the Audit Committee on which the financial expert would serve.
The Governance and Nominating Committee will consider stockholder recommendations for Board candidates when the recommendations are properly submitted. Any stockholder recommendations for candidates to be nominated for Board service submitted under the criteria summarized above should be addressed to:
Corporate Secretary
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
Transactions with Directors and Officers
Some of the directors and officers of the Corporation and members of their immediate families are at present, as in the past, customers of the Corporation’s subsidiary bank, and have had and expect to have transactions with the bank. In addition, some of the directors and officers of the Corporation are, as in the past, also officers of or partners in entities that are customers of the bank and have had and expect to have transactions with the bank. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.
In 2007, the Corporation began construction of a bank facility in Summersville, WV at an estimated cost of approximately $1.3 million which was awarded through a competitive bidding process. The general contractor for this project is Fredeking Stafford Construction Company, Inc. A significant investor (although not a majority owner) in Fredeking Stafford Construction Company, Inc. is the son of Mr. Stafford and the brother of Mr. Stafford, II. During 2007, Fredeking Stafford Construction Company, Inc. received approximately $702,000 of this total estimated cost of construction.
Compensation and Retirement Committee Interlocks and Insider Participation
No member of the Compensation and Retirement Committee is an officer or employee of the Corporation and no such member or executive officer of the Corporation has a relationship that would constitute an interlocking relationship with executive officers or directors of another public corporation.
Report of Compensation and Retirement Committee
The Compensation and Retirement Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussion, the Compensation and Retirement Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K.

William P. Stafford, II, Chairman Allen T. Hamner A. A. Modena
This Compensation and Retirement Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Report of the Audit Committee
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Corporation’s accounting functions, financial reporting process and internal controls.
The responsibilities of the Audit Committee include the appointment of an independent registered public accounting firm to be engaged as the Corporation’s independent registered public accounting firm for the purpose of performing an audit of the Corporation’s financial statements, expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted within the United States, and expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Additionally, and as appropriate, the Audit Committee reviews, evaluates, discusses, and consults with management, internal audit personnel, and the independent registered public accounting firm regarding the following:
•	the plan for, and independent registered public accounting firm report on, each audit of the Corporation’s financial statements;

•	the Corporation’s financial disclosure documents, including all financial statements and reports sent to stockholders;

•	changes in the Corporation’s accounting practices, principles, controls or methodologies, or changes in its financial statements;

•	significant developments in accounting rules;

•	the effectiveness of the Corporation’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Corporation that promotes ethical behavior.
The Audit Committee Charter incorporates standards set forth in Securities and Exchange Commission regulations and the listing standards of the NASDAQ Global Select market. After appropriate review and discussion, the Audit Committee determined that the Committee fulfilled its responsibilities under the Audit Committee Charter in 2007.
The Audit Committee is responsible for recommending to the Board whether the Corporation’s financial statements be included in its annual report. The Audit Committee held ten meetings during fiscal year 2007 and took a number of steps in making the independent registered public accounting firm recommendations. First, the Audit Committee discussed with its independent registered public accounting firm those matters the firm communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the independent registered public accounting firm’s independence with that firm and received a letter from the independent registered public accounting firm concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Corporation’s management and the independent registered public accounting firm, the Corporation’s audited consolidated balance sheet at December 31, 2007 and consolidated statement of income, cash flows and stockholders’ equity for the year then ended. Based on discussions with the independent registered public accounting firm concerning the audit, the independence discussions, the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that these financial statements be included in the Corporation’s 2007 Annual Report to Stockholders and its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Robert E. Perkinson, Jr., Chairman Franklin P. Hall Allen T. Hamner
This Audit Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, unless the Corporation specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Audit Fees
In 2007, the Audit Committee selected Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for the year ended December 31, 2007. Fees for professional services provided by Dixon Hughes PLLC for the respective fiscal years ended December 31st are set forth below:

	2007	2006
Dixon Hughes PLLC
Audit fees	$408,193	$417,128

Audit-related fees	4,458	1,500
All other fees	—	—
Tax fees	—	—

Ernst & Young LLP		$75,040

Audit fees
Audit-related fees	—	—
All other fees	—	—
Tax fees	—	—
Fees for audit services include fees associated with the annual audit of the Corporation’s financial statements and internal controls over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q and annual report on Form 10-K, and review of other documents filed with the Securities and Exchange Commission. Audit-related fees primarily include fees paid for certain accounting consultations. As indicated above, no fees were paid related to tax or any other services. All services described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions at its next scheduled meeting.
COMPENSATION DISCUSSION AND ANALYSIS
The Corporation’s Compensation and Retirement Committee is empowered to review and submit for the approval of the full Board of Directors, the annual compensation and compensation procedures for the Corporation’s executive officers, including the named executive officers (“NEO’s” or “Senior Executives”) listed in the Summary Compensation Table on page 19. The Corporation’s 2007 NEO’s include the President & Chief Executive Officer, the Chief Financial Officer and three additional executives, who together comprise the five highest compensated executives employed by either the

Corporation, its banking or other subsidiary. The following discussion and analysis addresses all material elements of the Corporation’s compensation for its NEO’s.
Objectives of Executive Compensation Program
The objectives of the Corporation’s compensation program are to attract and retain highly qualified executive officers to ensure that the long-term financial objectives of the Corporation are met. A further objective of the compensation program is to provide incentives and reward each executive for his or her contributions to the Corporation. In particular, the goals are to reward past performance, incent future performance and align executives’ long-term interests with those of investors. The Corporation strives to be competitive in total compensation available to executives. Employment agreements are used when necessary and appropriate to ensure that the services of key executives are retained and to provide non-compete arrangements in order to protect the Corporation.
Compensation Programs Designed to Reward Performance
The Corporation believes that the quality, skills and dedication of senior executive officers are key factors affecting both the short and long-term performance and value of the Corporation. The Corporation also believes that a significant portion of a Senior Executive’s compensation should be tied not only to individual performance, but also to the performance of the Senior Executive’s business unit, division, department or function and to the Corporation’s performance measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid at or more than expected levels, respectively. When performance does not meet key objectives, incentive award payments, if any, should be awarded at reduced levels.
Role of Senior Executives in Compensation Decisions
With the foregoing mission in mind, the Compensation and Retirement Committee determines the compensation program for the CEO, which is designed to reward performance as measured against predetermined performance objectives. The CEO then works closely with the Compensation and Retirement Committee to develop compensation plans specific to the other NEO’s that link each executive’s pay to his or her performance through annual incentive bonus arrangements.
Elements of Compensation and Rationale for Pay Mix
A variety of compensation elements are used to achieve the Corporation’s goals, including base salary, annual bonuses, stock option awards, restricted stock awards, deferred compensation plans, a supplemental retirement plan, automobile allowances and payment of country club dues, all of which are discussed below. The Compensation and Retirement Committee relies on its review of performance and business judgment regarding its yearly assessment of the CEO and, in turn, upon the CEO’s assessment regarding the performance of the other executives and their impact on the Corporation’s overall financial performance, to determine the amount and types of compensation awarded to executives. Factors influencing the Compensation and Retirement Committee’s judgment include:
•	the Corporation’s actual financial performance compared to plan and the role the executive played in such performance;

•	operational and strategic goals established for the executive at or before the beginning of the year and whether such goals were met;

•	level of the executive’s responsibilities within the Corporation;

•	the executive’s contribution to the Corporation’s overall financial results; and

•	the executive’s effectiveness in implementing and delivering the Corporation’s initiatives.
The Committee also considers each executive’s current salary and previous year’s bonus and the need to establish a balance between incentives for long-term and short-term performance.
Base Salaries

Base salaries for Senior Executives are determined by evaluating a Senior Executive’s level of responsibility and experience and the comparison of the Corporation’s actual performance to targeted performance goals. Adjustments to base salaries, if any, are driven by individual performance and an evaluation of the Senior Executive’s success in achieving business results, implementing the Corporation’s strategies, coupled with demonstration of leadership skills. In general, the Compensation and Retirement Committee establishes annual target performance goals for the CEO that will correspond to achievement of the Corporation’s budgeted net income, return on average equity and growth in assets for the ensuing year. The Compensation and Retirement Committee does not consider comparative industry peer group compensation statistics when establishing the level or types of compensation awarded to the CEO and the NEO’s. When considering the base salary of Senior Executives for 2007, the Compensation and Retirement Committee considered the Corporation’s continued achievement of the following short-term and long-term goals:
•	meet earnings per share and net income after tax goals;

•	grow and support the banking subsidiary’s branch banking network;

•	grow other income;

•	meet efficiency goals; and

•	communicate strategy and financial results effectively.
Base salary decisions for 2007 reflected the Corporation’s success in meeting these goals as well as the individual goals of each Senior Executive. The Compensation and Retirement Committee, after obtaining recommendations from the CEO, recommended and the Board approved adjustments to base salaries.
Base salary constitutes 75% — 95% of total annual compensation, while performance bonus, if any, approximates 5%-25% of the CEO’s total annual compensation depending upon the outcome of an annual performance review and performance against predetermined goals set by the Compensation and Retirement Committee, subject to approval by the independent members of the Board.
Bonus Pool
The Compensation and Retirement Committee oversees establishment of an annual bonus pool that is targeted to reward achievement for outstanding results beyond those targeted. In 2007, coupled with the use of its judgment to assess the performance of the CEO and NEO’s, the Committee continued its practice of using a “Performance Compensation Formula” (“PCF”) to gauge eligibility and to calculate amounts available for a bonus pool, with an established minimum and maximum potential collective bonus pool for the CEO, NEOs and other Senior Executives. For 2007, the PCF was designed to compensate and reward performance based upon annual growth in both the Corporation’s fully diluted earnings per share and in total assets. Performance targets were established that were achievable, but required better than planned performance. In 2007, based upon the Corporation’s overall financial performance compared to its dual objectives of growth in both EPS and Assets, which included consideration of new branches opened during 2007, the NEO’s achieved approximately 40% of the maximum PCF, indicative of achieving goals as established in advance of the year and in a particularly challenging environment for all financial services companies.
Stock Option Plans and Stock Ownership Plans
The granting of stock options serves as an effective long-term incentive for Senior Executives to continue with the Corporation and strive to excel in their performance. Each stock option permits the Senior Executive, generally for a period of ten years, to purchase one share of the Corporation’s stock at the exercise price, which is the closing price of the Corporation’s stock on the date of grant. Stock options have value only to the extent the price of the Corporation’s stock on the date of exercise exceeds the exercise price. No Stock options were granted to the NEO’s in 2007. When granted, options generally become exercisable in four equal installments beginning one year from the date of grant. The number of stock options previously granted to Senior Executives and the value of these awards based on the Black-Scholes pricing model are referenced in the Outstanding Equity Awards At Fiscal Year-End Table on page 20.

The stock option programs are an important element in the Corporation’s efforts to identify, develop and motivate current and future leaders who will sustain the Corporation’s performance as it continues to focus on providing a high caliber of financial services. The granting of stock options reinforces within the Corporation the entrepreneurial environment and spirit of a small company by providing real incentives for employees to sustain and enhance the Corporation’s long-term financial performance. Both the Senior Officers and the Compensation and Retirement Committee believe that the superior performance of these individuals will contribute significantly to the Corporation’s future success.
Various individuals are involved in the stock option granting process. The Compensation and Retirement Committee recommends for approval to the Board of Directors stock option grants to Senior Executives, employees and directors of the Corporation. The Compensation and Retirement Committee, with the assistance of the Corporation’s General Counsel and its Vice-President of Human Resources, oversees the stock option practices and administration of the Corporation’s various stock option plans. The Chief Financial Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with FAS 123R.
A primary objective of the Corporation’s Stock Option Plans is to strengthen the relationship between the long-term value of the Corporation’s stock price and the potential financial gain for the Senior Executives. Stock options provide Senior Executives as well as Directors and employees of the Corporation with the opportunity to purchase the Corporation’s Common Stock at a price fixed on the grant date regardless of future market appreciation. Therefore, a stock option becomes valuable only if the Corporation’s Common Stock price increases above the option exercise price and the holder of the option remains employed by the Corporation. Stock options also link a portion of the recipient’s compensation to stockholders’ interests by providing an incentive to increase the market value and thus the price of the stock.
The Board may from time to time grant to eligible participants awards of incentive stock options or non-qualified stock options; provided however, that awards of incentive stock options shall be limited to employees of the Corporation or any of its subsidiaries. Options intended to qualify as incentive stock options must have an exercise price at least equal to the fair market value of a share of Common Stock at the time of grant. Non-qualified stock options may have an exercise price that is equal to, below, or above the fair market value of a share of Common Stock at the time of grant. The exercise price applicable to a particular award shall be set forth in each individual award agreement.
The Board may from time to time grant restricted stock awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.
The Board may, in its discretion, grant performance awards that become payable on account or attainment of one or more performance goals established by the Board. Performance awards may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined at the sole discretion of the Board.
Incentive stock options and non-qualified stock options granted to participants shall become vested so that 25% of the option award shall vest as of the date of the grant and 25% of the option award shall vest on each one year anniversary thereafter, so that 100% of such option award shall be vested as of the third anniversary of the date of grant, unless otherwise determined at the discretion of the Board and memorialized in the stock award agreement. Notwithstanding the foregoing, no vesting shall occur on or after the date that an employee’s employment or personal services contract with the Corporation or any of its subsidiaries terminates for any reason other than his death, disability or retirement. In determining the number of shares of Common Stock with respect to which such awards are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.
Awards granted to a participant shall generally be exercisable at any time on or after they vest until the earlier of (i) ten (10) years after its date of grant or (ii) the date that is six (6) months (ninety (90) days in the case of incentive stock options granted to employees) following the last day on which the participant is employed or renders services for the benefit of the Corporation or its subsidiaries.
In 1999, the Corporation instituted a Stock Option Plan (the “1999 Plan”) to encourage and facilitate investment in the Common Stock of the Corporation by key executives and to assist in the long-term retention of service by those executives. The 1999 Plan covers key executives as determined by the Corporation’s Board of Directors from time to time. Options under the 1999 Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the 1999 Plan set at 332,750 shares. Total options granted and outstanding under the 1999 Plan at December 31, 2007 represent the right to acquire an aggregate of 187,078 shares. Under the 1999 Plan, optionees were granted options in five annual installments on January 1st of each year beginning January 1, 1999 through January 1, 2003. All stock options granted pursuant to the 1999 Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value of the Corporation’s Common Stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the 1999 Plan are exercisable upon vesting and up to a period of five years after the date of the grantee’s retirement (provided retirement occurs at or after age 62), disability, or death. If employment is terminated other than by retirement at or after age 62, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.
In the event of a change of control or upon dissolution of the Corporation, the stock options granted under the 1999 Plan continue to vest and are exercisable in accordance with the terms of the original grant. Change of control provisions further provide that any optionee who is terminated without cause by the Corporation, its successor or affiliate during the 12 months preceding, or at any time following a change of control, and any participant who remains employed by the Corporation or any affiliate during the 90-day period following a change of control and thereafter resigns, shall continue to receive grants on the deemed grant dates and vest as if the optionee continued to be employed, and optionee, or his estate, shall be entitled to exercise such options within five years after death or attainment of age 62, whichever first occurs.
In addition, the 2003 acquisition of The CommonWealth Bank added additional stock options to purchase 120,155 shares of Common Stock (124,380 shares adjusted by the merger conversion factor of         .9015 and the 10% stock dividend in 2003). These options included awards to employees and directors and were issued by The CommonWealth Bank in 12 grants beginning in 1994 and ending in 2002 with adjusted exercise prices ranging from $4.75 to $17.40. These options are fully vested and are exercisable for up to ten years following the grant date. At December 31, 2007, 7,626 option shares were outstanding and exercisable under the former CommonWealth Plan.
At its regularly scheduled meeting in January 2004, the Board of Directors adopted an additional plan, the 2004 Omnibus Stock Option Plan (the “2004 Plan”) of the Corporation, which was subsequently approved by the stockholders of the Corporation at the 2004 Annual Meeting. A total of 200,000 shares of Common Stock were reserved for future issuance pursuant to the 2004 Plan. The Board shall, at its discretion, determine from time to time which employees, officers, directors, consultants or independent contractors will participate in the 2004 Plan and receive awards under the 2004 Plan.
The purpose of the 1999 Plan and 2004 Plan is to promote the long-term success of the Corporation and the creation of stockholder value by (a) encouraging officers, employees, directors and individuals performing services for the Corporation as consultants or independent contractors to focus on critical long-range objectives; (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications; and (c) linking officers, employees, directors, consultants and independent contractors directly to stockholder interests through ownership of the Corporation. Each of the 1999 Plan and the 2004 Plan seeks to achieve this purpose by providing for awards in the form of options to purchase shares of the Corporation. Awards may be granted individually or in tandem with other awards.
In addition, the Corporation’s qualified Employee Stock Ownership and Savings Plan (“KSOP”) permitted the NEO’s as well as most of the Corporation’s employees to become long-term stockholders of the Corporation. The KSOP has served as the Corporation’s principal form of retirement plan since 1996. Although recent amendments to Section 409A of the Code require the Corporation to emphasize the importance of diversification of KSOP shares to participants, it is noteworthy that the NEO’s continue to hold approximately 8.7% of the 416,167 shares beneficially held by the KSOP. Although not the recipients of any restricted stock or option awards under the 2004 Plan, Messrs. Mendez, Buzzo and Lilly hold outstanding vested and unvested options granted to them under the 1999 Plan, which upon exercise between now and full vesting in 2009 would result in the acquisition of additional shares totaling 42,323 (Mr. Mendez); 35,667 (Mr. Buzzo); and 31,280 (Mr. Lilly). Mr. Mills holds outstanding awards under both the 1999 and 2004 Plans, which would result in the acquisition of 2,548 additional shares. No option re-pricing has occurred under either the 1999 Plan or the 2004 Plan.
•	Stock Options and Restricted Stock Awards — Mr. Brown is the only NEO to be granted options and/or restricted stock awards under the 2004 Plan. Mr. Brown has previously been the recipient of awards under the 2004 Plan totaling 1,500 non-vested stock awards and 11,000 options, which are scheduled to vest over a period of three years (restricted stock) and four years (options). Vesting ceases upon retirement and options are subject to forfeiture if the NEO terminates employment prior to a vesting date. Unexercised vested options are also subject to forfeiture if not exercised within 90 days of early retirement or termination of employment.
•	All stock options under both the 1999 and 2004 Plans have exercise prices not less than fair market value of the Common Stock on the date of grant. Stock options under the 1999 Plan vest ratably over seven years, while stock options and restricted stock awards under the 2004 Plan vest ratably over three to six years as recommended by the Board of Directors. The 1999 and 2004 Plans prohibit discounted stock options, reload stock options and stock option re-pricing. During 2007, 1,000 options were cancelled in an isolated instance when these options were granted at a peak market price for a non-NEO bank employee. This employee was subsequently granted options in replacement of the cancelled options. The Corporation does not provide loans to the NEO’s for purposes of exercising options. The average number of options granted over the past three years as a percentage of basic shares outstanding was less than 1%. Historically, the NEO’s have not been subject to stock ownership guidelines.
Retirement, Health and Welfare Benefits
The Corporation offers a variety of health and welfare programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the employees. The health and welfare programs are intended to protect employees against catastrophic medical loss and encourage a healthy lifestyle. These programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Corporation offers a 401(k) savings and retirement plan, which is generally available to all employees, including Senior Executives.
Non-qualified Deferred Compensation Plans
The Corporation sponsors two non-qualified deferred compensation plans to permit the NEO’s and other highly compensated employees who participate in the Corporation’s KSOP to defer amounts in excess of contribution limits imposed by provisions of the Code. All NEO’s are currently eligible to participate in these non-qualified plans and, with the exception of Mr. Brown, are current participants or have balances of previously deferred compensation in one or both of these plans. The governing plan documents require the Corporation to delay distributions from these non-qualified plans to the NEO’s for a period of six months beyond actual retirement or termination dates. Assets of the Non-qualified Deferred Compensation Plan and the Supplemental Executive Retention Plan are held in Rabbi trusts which are intended to ensure fulfillment of the Corporation’s obligations, although they remain assets of the Corporation and are subject to the rights of creditors.
Supplemental Executive Retention Plan
In 1999, the Corporation established a Supplemental Executive Retention Plan (“SERP”) for key members of senior management, including Messrs. Mendez, Buzzo and Lilly as listed in the Summary Compensation Table. The SERP provides for a benefit to be paid at age 62, which is defined as normal retirement age in the SERP. The SERP benefit is targeted at 35% of final compensation projected at an assumed 3% salary progression rate. Benefits under the SERP may be distributed to each participant at age 62 subject to the participant having retired as in service distributions are prohibited. In addition, prior to distribution of SERP benefits each participant must fulfill minimum service and vesting requirements. Vesting is earned as follows: 25% vesting after 5 years of service; 50% vesting after 10 years of service; 75% vesting after 15 years of service; plus an additional 5% vesting for each year of service beyond 15 years, with full vesting in SERP benefits after 20 years of service from plan inception or reaching age 62, whichever occurs first. No benefits can be paid to a participant until that participant fulfills a combination of service, age and retirement minimums and no benefits can be distributed unless a participant attains age 62 (or dies) regardless of the fact that a fully vested participant retires before age 62. Since inception of the SERP, participants have been credited with 8 years of plan service, which results in 25% vesting in Plan benefits. Actual benefits payable under the SERP are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Corporation’s tax-effected cost of funds for that plan year. Benefits under the SERP are dependent on the performance of the insurance contracts and are not guaranteed by the Corporation.
In connection with the SERP, the Corporation has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Life Insurance Agreements”) with Messrs. Mendez, Buzzo and Lilly covered under the SERP. Under the Life Insurance Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the SERP. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.
The SERP also contains provisions for change of control, as defined, which allow the executives to retain benefits under the SERP in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the executive voluntarily terminates his employment within 90 days following the change in control.
Perquisites and Other Personal Benefits
The Corporation provides NEO’s with perquisites and other personal benefits that the Corporation and the Compensation and Retirement Committee believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Compensation and Retirement Committee periodically reviews the levels of perquisites and other personal benefits provided to its NEO’s. Perquisites include the following:
•	Use of Aircraft — The Corporation’s banking subsidiary holds a fractional interest in a private aircraft through its ownership interest in a limited liability company. The aircraft is used by the Corporation for travel throughout the Corporation’s branch network, which spans four states, by the NEO’s, members of the Board and other employees. The Corporation has determined that the aircraft provides an efficient use of both capital and personnel and significantly enhances productivity of key personnel. Personal use of the aircraft is prohibited by the Corporation.

•	Corporate Automobiles/Allowance — In lieu of Corporate vehicles, Messrs. Mendez, Buzzo and Lilly were each provided an annual automobile allowance of $8,400; Mr. Brown was provided $4,846 and Mr. Mills was provided $6,000 as an auto allowance. The Corporation discontinued its previous practice of providing automobiles to the CEO and other NEO’s in 2005. Automobile allowances provide a cost effective means of compensation for business travel and shift the burden of maintenance costs to the executive. Taxable auto allowances also avoid time and cost associated with documentation of business and personal use of Corporate vehicles.

•	Country Club Dues — The Corporation advanced Country Club dues on behalf of Messrs. Mendez ($4,500), Buzzo ($4,320), Lilly ($4,500) and Brown ($3,375) as an added perquisite commensurate with job performance, level of responsibility and as a means to provide NEO’s comparable benefits to those available at other similarly located and like-sized companies. The Corporation considers the payment of country club dues to be an appropriate part of the overall NEO’s’ compensation packages in order to provide a comfortable, relaxed setting for the NEO’s to conduct business on behalf of the Corporation, to socialize with other business and community leaders and to entertain the Corporation’s business customers and prospects. All costs associated with personal use of a country club by the named executive or family members are borne by the NEO and not the Corporation.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any year with respect to the CEO or any other Senior Executive unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The Corporation has qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including certain compensation expense related to options granted. The Corporation may from time to time pay compensation to its Senior Executives that may not be deductible, including discretionary bonuses or other types of compensation outside of plans. Although the Corporation has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there may be circumstances where its interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.
Although equity awards may be deductible for tax purposes by the Corporation, the accounting rules pursuant to FAS 123R require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.
Employment Agreements
The Corporation entered into an employment agreement with Mr. Mendez in October 2000 (the “Agreement”). The Agreement provides that Mr. Mendez will serve as President and Chief Executive Officer of the Corporation for a three-year period with annual renewals contemplated for a rolling three-year period or until the Corporation terminates his employment or he resigns. The Agreement provides that Mr. Mendez is eligible for the Corporation’s employee benefit plans and other benefits in the same manner as and to the same extent as the Corporation’s other executive officers. The Agreement also provides that Mr. Mendez will receive severance benefits consisting of his then current salary and benefits for a period of 35 months after termination if, prior to the Agreement’s expiration, the Corporation voluntarily terminates his employment for any reason other than “cause” (as defined in the Agreement) or if either he or the Corporation terminates his employment due to a change in the ownership or control (as defined in the Agreement) of the Corporation within three years following such a change in ownership or control. Payment of Mr. Mendez’ severance and post-termination benefits would, to the extent required by Section 409A of the Code, be delayed for a period of six (6) months after termination of employment with the Corporation.
Mr. Mendez’s Agreement also contains confidentiality provisions to protect the Corporation’s proprietary information and trade secrets. The Agreement also provides a covenant not to compete during his employment term and for a period of thirty-six (36) months after termination as further detailed in the Agreement. In 2007 there were no recommended changes in the employment contract of the CEO. In addition, the Corporation has entered into similar employment agreements with Messrs. Buzzo and Lilly.
Indemnification Agreements
The Corporation and its subsidiary bank have Indemnification Agreements for all directors, Messrs. Mendez, Brown, Buzzo, Lilly, Mills, and certain other officers. The Indemnification Agreements indemnify each director and officer to the fullest extent permitted by law. The Indemnification Agreements cover all expenses (including attorneys fees), judgments, fines and amounts paid in settlement, if such settlement is approved in advance by the Corporation, paid in any matter relating to the director’s or officer’s role as the Corporation’s director, officer, employee or agent when serving as its representative with respect to another entity. A director or officer would not be entitled to indemnification in connection with a proceeding or claim initiated by such director or officer voluntarily and that is not a defense.

SUMMARY COMPENSATION TABLE
The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to each NEO during the years ended December 31, 2007 and 2006.

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name of Individual /				Stock	Option	Compen-	sation	Compen-
Capacities Served	Year	Salary	Bonus (2)	Awards (1)	Awards (1)	sation (5)	Earnings (4)	sation (3)	Total
John M. Mendez	2007	$382,200	TBD	$—	$36,234	N/A	$39,219	$49,049	$506,702
President & Chief	2006	364,000	75,000	—	41,678	N/A	28,845	47,514	557,037
Executive Officer

David D. Brown	2007	110,000	TBD	17,465	24,820	N/A	N/A	13,759	166,044
Chief Financial Officer	2006	88,492	25,000	3,290	5,975	N/A	N/A	2,231	124,988
(beginning May 2006)

Robert L. Buzzo	2007	213,000	TBD	—	19,433	N/A	51,370	40,889	324,692
Vice President and	2006	208,000	10,000	—	22,347	N/A	32,175	40,278	312,800
Secretary

E. Stephen Lilly	2007	218,000	TBD	—	19,390	N/A	16,942	37,157	291,489
Chief Operating Officer	2006	208,000	40,000	—	22,306	N/A	13,696	37,642	321,644

Gary R. Mills	2007	160,000	TBD	—	16,606	N/A	N/A	22,797	199,403
Chief Credit Officer (beginning Jan. 2007)

Samual L. Elmore	2006	195,000	N/A	26,240	7,766	N/A	—	31,980	260,986
Chief Credit Officer (Retired effective Jan. 1, 2007)

Mark A. Wendel	2006	97,481	N/A	—	—	N/A	—	3,877	101,358
Chief Financial Officer (Ending April 2006)

(1)	Reflects grant date fair value of current vesting of awards.

(2)	Bonuses have not yet been paid to each NEO in 2008 pending action by the Compensation Committee. The bonus paid to each NEO in 2007 was based upon the annual performance review for 2006 under a plan that previously disclosed performance objectives to the executives. The payment of any such bonus to any NEO would be an 8-K triggering event under Item 5.02(f) unless reported in this proxy.

(3)	These items are detailed in the following table entitled, “Summary of All Other Compensation”.

(4)	The amounts reported represent the difference between the vested liability balance at the end of 2007 and 2006.

(5)	The Company currently has no non-equity incentive compensation plan.

In review of cash compensation of the CEO for the 2007 fiscal year, the Board of Directors awarded a merit increase that resulted in a total increase in base compensation from $364,000 to $382,200 annually. This salary adjustment was effective January 1, 2007. The Board of Directors also awarded merit increases to the base compensation of other NEO’s annually as follows: David D. Brown from $100,000 to $110,000; Robert L. Buzzo from $208,000 to $213,000; E. Stephen Lilly from $208,000 to $218,000; and Gary R. Mills from $150,000 to $160,000.
For 2007 the Board of Directors considered the performance of the CEO against predetermined performance objectives and established operating budgets for the Corporation, which served as the basis for their recommendation of an annual bonus. The actual bonus payment to the CEO had not yet been determined as of the date of the filing of this proxy.
The following “Summary of All Other Compensation Table” provides further detail to the Summary Compensation Table above.

		Total
		Retirement
		Plan	Total	Split Dollar
		Matching	KSOP	Life	Life
Name of Individual	Year	Contribution	Contribution	Insurance (2)	Insurance (3)	Perquisites (1)	Total
John M. Mendez	2007	$15,000	$12,972	$784	$7,393	$12,900	$49,049
	2006	11,855	15,220	744	6,795	12,900	47,514
David D. Brown	2007	2,115	2,805	—	618	8,221	13,759
	2006	—	2,231	—	—	—	2,231
Robert L. Buzzo	2007	14,184	7,092	953	5,940	12,720	40,889
	2006	12,977	8,652	899	5,442	12,308	40,278
E. Stephen Lilly	2007	13,684	7,242	350	2,981	12,900	37,157
	2006	13,016	8,678	331	2,717	12,900	37,642
Gary R. Mills	2007	10,560	5,280	—	957	6,000	22,797
Samuel L. Elmore	2006	13,358	8,905	—	3,177	6,540	31,980
Mark A. Wendel	2006	—	—	—	—	3,877	3,877

(1)	Perquisites consist of country club dues and/or automobile allowance in each instance.

(2)	Imputed income on Company funded premiums.

(3)	Portion of Group Carve Out Life Insurance premium paid by Company.
GRANTS OF PLAN-BASED AWARDS
The Corporation made no grants of plan-based awards to any NEO during 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information on outstanding option and stock awards held by the Senior Executives at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

			Incentive					Number	Payout
			Plan					of	Value of
			Awards:				Market	Unearned	Unearned
			Number			Number	Value of	Shares,	Shares,
			of			of Shares	Shares or	Units or	Units or
			Securities			or Units	Units of	Other	Other
	Number of		Underlying			of Stock	Stock	Rights	Rights
	Securities Underlying		Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Unexercised Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
John M. Mendez	12,092	—	—	$19.80	2/3/2022	—	$—	—	$—
	—	—		16.00	2/3/2022
	2,015	—		13.94	2/3/2022
	12,092	2,016		24.65	2/3/2022
	10,077	4,031		29.15	2/3/2022

David D. Brown	750	250	—	28.33	5/28/2014	1,000	31,890	—	—
	2,500	7,500		35.00	10/27/2016

Robert L. Buzzo	7,566	—	—	19.80	3/30/2017	—	—	—	—
	7,566	—		16.00	3/30/2017
	5,404	—		13.94	3/30/2017
	6,485	1,081		24.65	3/30/2017
	5,403	2,162		29.15	3/30/2017

E. Stephen Lilly	7,551	—	—	19.80	6/6/2025	—	—	—	—
	4,315	—		16.00	6/6/2025
	4,314	—		13.94	6/6/2025
	6,471	1,079		24.65	6/6/2025
	5,392	2,158		29.15	6/6/2025

Gary R. Mills	433	—	—	13.94	2/5/2035	—	—	—	—
	432	433		24.65	2/5/2035
	2,160	865		29.15	2/5/2035
	3,750	1,250		32.50	6/28/2015
The options granted to Messrs. Mendez, Buzzo, Lilly and Mills under the 1999 Option Plan vest ratably over seven years from the date of each grant. The most recent grant under the 1999 Option Plan was made on January 1, 2003, which fully vests on December 31, 2009. These options are exercisable upon vesting at anytime during employment and, after retirement at age sixty-two (62), for up to five more years at which point any vested, but unexercised options expire. Messrs. Brown and Mills were granted options under the 2004 Plan, which options vest ratably over four years and expire if not exercised ten years from the date of grant.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information concerning exercises of stock options and vesting of stock awards for each of the NEO’s during the fiscal year ended December 31, 2007:

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized
John M. Mendez	4,030	$108,729	—	$—
David D. Brown	—	—	—	—
Robert L. Buzzo	—	—	—	—
E. Stephen Lilly	—	—	—	—
Gary R. Mills	2,592	45,995	—	—

NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes activity and balances in nonqualified deferred compensation accounts for each of the NEO’s:
401(k) Wrap Plan

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contribtions	Earnings	Withdrawals/	Balance at Last
Name	in Last Fiscal Year (1)	in Last Fiscal Year (1)	in Last Fiscal Year	Distributions	Fiscal Year-End
John M. Mendez	$—	$8,172	$2,910	$—	$161,839
David D. Brown	—	—	—	—	—
Robert L. Buzzo	380	1,476	(2,148)	—	81,784
E. Stephen Lilly	—	1,126	4,005	—	85,331
Gary R. Mills	—	—	3,349	—	63,890
Deferred Compensation Plan

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contribtions	Earnings	Withdrawals/	Balance at Last
Name	in Last Fiscal Year (1)	in Last Fiscal Year (1)	in Last Fiscal Year	Distributions	Fiscal Year-End
John M. Mendez	$—	N/A	$—	$—	$—
David D. Brown	—	N/A	—	—	—
Robert L. Buzzo	7,620	N/A	(303)	—	13,321
E. Stephen Lilly	5,320	N/A	(496)	—	9,136
Gary R. Mills	—	N/A	—	—	—

(1)	The amounts reported under “Executive Contributions” are included in each NEO’s amount under the “Salary” column in the “Summary Compensation Table”. The amounts reported under “Company Contributions” are included in each NEO’s amount under the “All Other Compensation” column in the “Summary Compensation Table”. The Company contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Company in the subsequent year.
The Corporation sponsors two non-qualified plans, the “401(k)/WRAP” and the “Deferred Compensation” plans, which permit the NEOs and other highly compensated employees, who are ineligible to fully participate in the qualified plan (KSOP), to defer compensation on a tax deferred basis into these non-qualified plans. Participants can elect to defer a percentage of their salary and bonus to the 401(k)/WRAP plan subject to limits imposed by Section 402(g) of the Internal Revenue Code. The deferrals made by participants to the WRAP are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for participant elective deferrals to the KSOP. Participant elective deferrals to the Deferred Compensation plan are limited to salary and bonuses actually paid to a participant and are not matched by the Corporation. Investments in both of these non-qualified plans are directed by the participants and the Corporation is not responsible for the payment of interest or other earnings on investments selected by the participants in either non-qualified plan.

PENSION BENEFITS
The following table shows the present value of accumulated benefits payable to each of the NEO’s, including the number of years of service credited to each such NEO under the Supplemental Executive Retention Plan “SERP” plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
John M. Mendez	SERP	8	$131,130	$—
David D. Brown	SERP	—	—	—
Robert L. Buzzo	SERP	8	225,961	—
E. Stephen Lilly	SERP	8	45,301	—
Gary R. Mills	SERP	—	—	—
Each NEO’s number of years credited service with respect to the SERP is different from each participating NEO’s years of service with the Corporation, because the plan was adopted after the employment date of each participating NEO. Refer to Footnote 10 to the Consolidated Financial Statements for a more detailed discussion of the methodologies and assumptions underlying the SERP projected benefits.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The tables below reflect the amount of compensation to be paid to each of the NEO’s of the Corporation in the event of termination of employment. The amount of compensation payable to each NEO upon voluntary termination, early retirement, involuntary termination not for cause, termination for cause, termination following a change of control and in the event of death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Corporation.
Payments Made Upon Termination
Regardless of the manner in which a NEO’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:
•	option or stock award grants made pursuant to the 1999 Plan or 2004 Plan that vest during the most recently completed fiscal year;

•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;

•	amounts accrued and vested through the Corporation’s SERP would be payable as benefits for the life of the executive beginning at age 62;

•	cash surrender value of life insurance would be payable.
Payments Made Upon Retirement
In the event of the retirement of a NEO, in addition to the items identified above:
•	for options granted under the 1999 Plan, he will retain vested options for up to five years after normal retirement at age 62 and ninety (90) days after early retirement;

•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten year term.
Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefit payments made upon termination or retirement, the NEO or his beneficiaries will receive benefits under the Corporation’s disability plan or life insurance plan, as appropriate.
Payments Made Upon a Change of Control
The Corporation has entered into Employment Agreements with certain of the NEO’s, which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Corporation for cause) or if the executive terminates his employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Payments Made Upon Termination” the NEO will receive:
•	severance payments consisting of salary and benefits for a period of 35 months.

•	all stock options of the executive will automatically vest and become exercisable.
The employment agreements for Messrs. Mendez, Buzzo and Lilly are substantially similar. Forms of these agreements have been filed as Exhibits to the Corporation’s Form 10-Q for the quarter ended June 30, 2002 and incorporated by reference in all subsequent Forms 10-Q and 10-K.
Generally, pursuant to these agreements, a change of control is deemed to occur:
(i)	If any person acquires 30% or more of the Corporation’s common stock; or

(ii)	By the approval of stockholders of the Corporation of a reorganization, merger, consolidation, share exchange or similar transaction pursuant to which persons who were stockholders of the Corporation immediately prior to the effective date of such transaction do not, immediately after such date, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the surviving corporation; or

(iii)	A liquidation or dissolution of the Corporation; or

(iv)	The sale of all or substantially all of its assets.

The following tables show the potential payments upon termination or a change of control of the Corporation for each of the NEO’s. In the instance of Messrs. Mendez, Buzzo and Lilly, termination following a change of control (other than termination by the Corporation for cause or by reason of death or disability), they are each entitled to severance payments over time as indicated in the pertinent table.

	Salary &	Nonqualified		Carve Out
	Benefits	Def Comp (4)	SERP (5)	Life Ins (6)	Total
John M. Mendez
If early retirement occurred at Dec. 31, 2007 (1)	$—	$175,160	$61,631	$9,355	$246,146
If retirement occurred at Dec. 31, 2007 (2)	—	175,160	123,261	9,355	307,776
If termination for cause occurred at Dec. 31, 2007	—	175,160	30,815	9,355	215,330
If termination without cause occurred at Dec. 31, 2007	967,892	175,160	30,815	9,355	1,183,222
If “change in control” termination occurred at Dec. 31, 2007	1,129,208	175,160	123,261	9,355	1,436,984
If disability occurred at Dec. 31, 2007	1,441,533	175,160	30,815	9,355	1,656,863
If death occurred at Dec. 31, 2007 (3)	—	175,160	884,831	875,000	1,934,991

David D. Brown
If early retirement occurred at Dec. 31, 2007 (1)	$—	$—	$—	$—	$—
If retirement occurred at Dec. 31, 2007 (2)	—	—	—	—	—
If termination for cause occurred at Dec. 31, 2007	—	—	—	—	—
If termination without cause occurred at Dec. 31, 2007	—	—	—	—	—
If “change in control” termination occurred at Dec. 31, 2007	—	—	—	—	—
If disability occurred at Dec. 31, 2007	2,396,626	—	—	—	2,396,626
If death occurred at Dec. 31, 2007 (3)	—	—	—	250,000	250,000

Robert L. Buzzo
If early retirement occurred at Dec. 31, 2007 (1)	$—	$95,105	$50,384	$14,055	$159,544
If retirement occurred at Dec. 31, 2007 (2)	—	95,105	100,767	14,055	209,927
If termination for cause occurred at Dec. 31, 2007	—	95,105	25,192	14,055	134,352
If termination without cause occurred at Dec. 31, 2007	544,892	95,105	25,192	14,055	679,244
If “change in control” termination occurred at Dec. 31, 2007	635,708	95,105	100,767	14,055	845,635
If disability occurred at Dec. 31, 2007	844,442	95,105	25,192	14,055	978,794
If death occurred at Dec. 31, 2007 (3)	—	95,105	759,096	500,000	1,354,201

E. Stephen Lilly
If early retirement occurred at Dec. 31, 2007 (1)	$—	$94,467	$29,412	$366	$124,245
If retirement occurred at Dec. 31, 2007 (2)	—	94,467	58,823	366	153,656
If termination for cause occurred at Dec. 31, 2007	—	94,467	14,706	366	109,539
If termination without cause occurred at Dec. 31, 2007	557,392	94,467	14,706	366	666,931
If “change in control” termination occurred at Dec. 31, 2007	650,291	94,467	58,823	366	803,947
If disability occurred at Dec. 31, 2007	1,777,568	94,467	14,706	366	1,887,107
If death occurred at Dec. 31, 2007 (3)	—	94,467	477,847	500,000	1,072,314

	Salary &	Nonqualified		Carve Out
	Benefits	Def Comp (4)	SERP (5)	Life Ins (6)	Total
Gary R. Mills
If early retirement occurred at Dec. 31, 2007 (1)	$—	$63,890	$—	3,385	$67,275
If retirement occurred at Dec. 31, 2007 (2)	—	63,890	—	3,385	67.275
If termination for cause occurred at Dec. 31, 2007	—	63,890	—	3,385	67,275
If termination without cause occurred at Dec. 31, 2007	—	63,890	—	3,385	67,275
If “change in control” termination occurred at Dec. 31, 2007	—	63,890	—	3,385	67,275
If disability occurred at Dec. 31, 2007	2,855,184	63,890	—	3,385	2,922,459
If death occurred at Dec. 31, 2007 (3)	—	63,890	—	325,000	388,890

(1)	Presumed to be 55 on Dec. 31, 2007.

(2)	Presumed to be 62 on Dec. 31, 2007.

(3)	Payment to beneficiary, upon death of NEO, payment of SERP life insurance benefits to beneficiary would be subject to adjustments due to any SERP benefits previously paid to NEO.

(4)	Presumes lump sum payout after 6 months.

(5)	Other than lump sum death benefits paid to beneficiary under Split Dollar arrangement, amounts listed under SERP represent total annual payments for life annuity beginning at age 62.

(6)	Other than the life insurance proceeds payable upon death, presumed at Dec. 31, 2007, the other amounts listed under “Carve Out Life Ins” represent Cash Surrender Value.
DIRECTOR COMPENSATION
The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation, as well as the skill level required by the Corporation of its Board members.
Cash Compensation Paid to Board Members
During 2007, non-employee members of the Board of Directors received a retainer fee of $700 per month. During 2007, Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Corporation’s Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly board meetings, in which case no committee fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Members of the Compensation and Retirement Committee receive a fee of $250 per meeting unless held in conjunction with monthly board meetings, in which case no committee fee is paid. Directors of the Corporation may also be reimbursed for travel or other expenses incurred for attendance at Board or committee meetings. Directors who are employees of the Corporation receive no compensation for service on the Board or its committees.
Stock Option Program for Board Members
In addition, non-employee directors of the Corporation are eligible to participate in the 2001 Directors’ Stock Option Plan (the “Directors’ Option Plan”). The Directors’ Option Plan was implemented to facilitate and encourage investment in the Corporation’s future growth and continued success. No grants were made under the Director’s Option Plan in fiscal 2007. In fiscal 2001, non-employee directors were granted options to purchase 45,000 shares of Common Stock. Considering 10% stock dividends distributed in both 2002 and 2003, as well as certain option exercises, the outstanding options exercisable at December 31, 2007 by non-employee directors were 28,160 shares. The exercise price of each option is the market value of a share of Common Stock on the date of grant adjusted for the aforementioned stock dividends. The options are fully vested and must be exercised within 10 years of grant or two years following the director’s retirement, whichever occurs first.
Directors’ Supplemental Retirement Plan
In 2001, the Corporation established a Directors’ Supplemental Retirement Plan for its non-employee directors. This plan provides for a benefit upon retirement from service on the Board at specified ages depending upon length of service.

Benefits under the Supplemental Retirement Plan become payable at age 70, 75 and 78 depending upon the individual director’s age and original date of election to the Board. Actual benefits payable under the Supplemental Retirement Plan are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Corporation’s tax-effected cost of funds for that plan year. Benefits under the Supplemental Retirement Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Corporation.
In connection with the Directors’ Supplemental Retirement Plan, the Corporation has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the “Agreements”) with certain directors covered under the Plan. Under the Agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Supplemental Retirement Plan. The Corporation as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.
The Supplemental Retirement Plan also contains provisions for change of control, as defined, which allow the directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the twelve months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his service within 90 days following the change in control.
The Supplemental Retirement Plan was designed to retain the future services of directors. Benefits become payable in a lump sum commencing 30 days following termination of service, except for cause prior to retirement age as defined in the Plan document.
Director Compensation Table
The following table summarizes non-employee director compensation for fiscal year 2007.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Harold V. Groome, Jr. (1)	$7,000	$—	$—	$—	$36,357	$—	$43,357
Franklin P. Hall (2)	12,300	—	—	—	—	—	12,300
Allen T. Hamner	20,200	—	—	—	13,593	—	33,793
B. W. Harvey (3)	29,700	—	—	—	—	—	29,700
I. Norris Kantor	22,050	—	—	—	—	—	22,050
A. A. Modena	15,550	—	—	—	—	—	15,550
Robert E. Perkinson, Jr.	30,500	—	—	—	3,759	—	34,259
William P. Stafford	22,500	—	—	—	7,503	—	30,003
William P. Stafford, II	24,750	—	—	—	1,380	—	26,130

(1)	Mr. Groome resigned effective May 14, 2007.

(2)	Mr. Hall joined effective May 22, 2007.

(3)	Mr. Harvey died on December 8, 2007.

2. PROPOSAL TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION, AS AMENDED, TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS
     The Corporation’s Board of Directors has approved, and recommends your approval of, an amendment to our Articles of Incorporation, as amended, that would provide for the phased-in elimination of the classification of the Board in favor of the annual election of all directors.
     The Corporation’s Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. The amendment, if adopted, would result in the directors elected at the 2009 annual meeting and thereafter being elected to one-year terms. However, this amendment would not shorten the existing term of any director elected prior to and still serving as of the 2009 annual meeting. Specifically, any director still in office at the 2009 annual meeting whose term expires at the annual meeting of directors held in calendar year 2010 or 2011 shall continue to hold office until the end of the term for which such director was elected. Thus, directors elected at the 2009 annual meeting would serve for a one-year term. Directors elected at this 2008 annual meeting would serve for a term of three years, expiring in 2011.
     The amendment is the result of the Board’s ongoing review of our corporate governance policies including the declassification of the Board of Directors. In making its recommendation, the Board and the Governance Committee considered carefully the advantages of both classified and declassified board structures. A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective on the part of directors and reduce a company’s vulnerability to coercive takeover tactics. The Board recognized these advantages but concluded that they were outweighed by the advantages of the stockholders’ ability to evaluate all directors annually. Further, the Board recognizes that this structure is considered by many investors to be a “best practice” in corporate governance.
     Consequently, the Board of Directors concluded that an amendment of our Articles of Incorporation to declassify the Board is in the best interests of the Corporation and its stockholders. The Board of Directors has also approved conforming amendments to our Amended and Restated Bylaws that would automatically take effect upon stockholder approval of the proposed amendments to our amended Articles of Incorporation.
     Approval of the amendment will cause Article Sixth of the Articles of Incorporation to be amended in its entirety. A copy of Article Sixth as it is proposed to be amended is attached to this Proxy Statement as Appendix B, with deletions indicated by strikeouts and additions indicated by underlining. The affirmative vote of the holders of more than two-thirds of the stock of the Corporation then outstanding and entitled to vote thereon is required to amend Article Sixth. If the proposed amendment is not approved, the Board of Directors will remain classified.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT OF OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD.

3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Dixon Hughes PLLC (“Dixon Hughes”) has served as independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006. During the two most recent fiscal years and the interim period prior to its selection as independent accountants, Dixon Hughes has not been consulted by the Corporation on any of the matters referenced in Regulation S-K Item 304(a)(2)(i) or (ii). Stockholders are being asked to ratify the selection of Dixon Hughes as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending December 31, 2008.
Dixon Hughes has no relationship with the Corporation or its subsidiaries except in its capacity as proposed independent registered public accounting firm. In connection with its audit of the Corporation’s financial statements for the year ending December 31, 2008, Dixon Hughes will review the Corporation’s annual report to stockholders and its filings with the Securities Exchange Commission.
The Audit Committee of the Board of Directors has recommended to the Board of Directors that Dixon Hughes be appointed as the independent registered public accounting firm for the year ending December 31, 2008. The Board of Directors has made that appointment and recommends that the stockholders ratify the selection of Dixon Hughes as independent registered public accounting firm for the ensuing year.
A representative of Dixon Hughes is expected to be present at the Annual Meeting to respond to stockholders’ questions and to make a statement if the representative so desires.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.
OTHER MATTERS
All properly executed proxies received by the Corporation will be voted at the Annual Meeting in accordance with the specifications contained thereon. The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the proxy materials enclosed will vote in accordance with their judgment upon such matter.
ANNUAL REPORTS
A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.
Upon receipt of a written request, the Corporation will furnish to any stockholder without charge a copy of the Corporation’s Annual Report on Form 10-K for fiscal year 2007 required to be filed under the Exchange Act. Such written requests should be directed to the Chief Financial Officer, First Community Bancshares, Inc., P. O. Box 989, One Community Place, Bluefield, Virginia 24605-0989.
2009 ANNUAL MEETING
STOCKHOLDERS’ PROPOSALS
If any stockholder intends to include a proposal in the Corporation’s proxy statement for the 2009 Annual Meeting, such proposal must be submitted to Robert L. Buzzo, Corporate Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and received by the Corporation at its principal executive offices on or before

November 27, 2008. Otherwise, such proposal will not be considered for inclusion in the Corporation’s Proxy Statement for such meeting. In order to be considered for possible action by stockholders at the 2009 Annual Meeting of Stockholders, stockholder proposals not included in the Corporation’s proxy statement must be submitted to Robert L. Buzzo, Corporate Secretary, at the address set forth above, no later than February 10, 2009. If notice is not provided by February 10, 2009, the persons named in the Corporation’s proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2009 Annual Meeting.
You are urged to properly complete, execute and return the enclosed form of proxy or vote via the Internet or toll free number provided elsewhere in the proxy material.
By Order of the Board of Directors
Robert L. Buzzo, Secretary to the Board
March 27, 2008

APPENDIX A
AUDIT COMMITTEE CHARTER
The Board of Directors of First Community Bancshares, Inc. (the “Company”) has constituted and established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.
This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.
A.	MISSION

The Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Committee shall represent and assist the Board of Directors with its oversight responsibility relating to: (a) the integrity of the Company’s financial statements and financial reporting process, and the Company’s systems of internal accounting and financial controls, (b) the Company’s compliance with legal and regulatory requirements including the Company’s disclosure controls and procedures, (c) the independent auditor’s qualifications, independence and performance, and (d) the performance of the Company’s internal audit function.

The Committee’s role is one of oversight. The Corporation’s management is responsible for preparing the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

The Committee has the power to obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Committee, and receive appropriate funding from the Company, as determined by the Committee, for the payment of compensation to any such advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

B.	COMPOSITION

The Committee shall consist of three or more directors, each of whom shall meet the independence and experience requirements of the NASDAQ Marketplace Rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each director shall be free from any relationship that, in the opinion of the Board of Directors, as evidenced by its annual selection of such Committee members, would interfere with the exercise of independent judgment as a Committee member. Each Committee member shall be able to read and understand financial statements (including the Company’s balance sheet, income statement and cash flow statement and notes thereto). No member of the Committee shall have participated in the preparation of the financial statements of the Company in the past three years. At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” in accordance with the rules and regulations of the Commission. However, one director who does not meet the NASDAQ definition of independence, but who meets the criteria set forth in Section 10A (m) (3) under the Exchange Act and the rules there under, and who is not a current officer or employee or a family member of such person, may serve for no more than two years on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the Company and its shareholders. Such person must satisfy the independence requirements set forth in Section 10A (m) (3) of the Exchange Act, and may not chair the Committee. The use of this “exceptional and limited circumstances”

provision, as well as the nature of the individual’s relationship to the Company and the basis for the Board’s determination, shall be disclosed in the annual proxy statement.
In addition, if a Committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the Company is not already relying on this provision, and falls out of compliance with the requirements regarding Committee composition due to a single vacancy on the Committee, then the Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Company shall provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

The members of the Committee and the Committee Chairman shall be appointed by, and may be removed by, the Board.
C.	PRINCIPAL FUNCTIONS

The Committee shall have access to all records of the Company and shall have such powers as are appropriate to fulfill its purpose. The Committee shall perform the following functions:
(1)	Understand the accounting policies used by the Company for financial reporting and tax purposes and approve their application; it shall also consider any significant changes in accounting policies that are proposed by management or required by regulatory or professional authorities.

(2)	Review and discuss with management and the independent auditors the Company’s audited financial statements and related footnotes and the “Management’s Discussion and Analysis” portion of the annual report on Form 10-K prior to the filing of such report, and recommend to the Board of Directors whether such financial statements shall be included in the Company’s annual report on Form 10-K, based upon the Committee’s review and discussions with its independent registered public accounting firm.

(3)	Review and discuss with management and the independent auditors the Company’s unaudited financial statements and related footnotes and the “Management Discussion and Analysis” portion of the Company’s Form 10-Q for each interim quarter and ensure that the independent registered public accounting firm also reviews the Company’s interim financial statements before the Company files its quarterly report on Form 10-Q with the Commission.

(4)	As deemed necessary, study the format and timeliness of financial reports presented to the public or used internally and, when indicated, recommend changes for appropriate consideration by management.

(5)	Meet with the Company’s legal counsel to review legal matters that may have a significant impact on the Company or its financial reports.

(6)	Work to ensure that management has been diligent and prudent in establishing accounting provisions for probable losses or doubtful values and in making appropriate disclosures of significant financial conditions or events.

(7)	Review press releases submitted by management in connection with the release of quarterly, annual, or other financial statements.

(8)	Conduct an annual performance evaluation of the Committee and review and reassess the adequacy of this Charter annually, or as needed.

(9)	Discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(10)	Review earnings press releases, as well as Company policies with respect to earnings press releases, and financial information (including non-GAAP financial measures) provided to analysts and rating agencies.
Independent Registered Public Accountants:
(11)	Be solely and directly responsible for the appointment and approval, compensation and oversight of the audit work of an independent registered public accounting firm employed for the purpose of preparing or issuing an audit report with respect to the Company; such independent registered public accounting firm shall be duly registered with the Public Accounting Oversight Board; and such independent registered public accounting firm shall be instructed to report directly to the Committee.

(12)	Review and approve the terms of the independent registered public accounting firm’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm.

(13)	To the extent required by applicable regulations, disclose in periodic reports filed by the Company approval by the Committee of allowable non-audit services to be performed for the Company by the independent registered public accounting firm performing the Company’s audit.

(14)	Delegate to one or more members of the Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, for which the decision shall be presented to the full Committee at its next scheduled meeting for ratification.

(15)	Receive a timely report from its independent registered public accounting firm performing the audit of the Company, which details: (1) all critical accounting policies and practices to be used in the audit; (2) all alternate treatment of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosure and the treatment preferred by the independent registered public accounting firm; and (3) other material written communications between the independent registered public accounting firm and the management of the Company, including, but not limited to, any reports on internal controls and adjusted or unadjusted differences.

(16)	Ensure that the independent registered public accounting firm submits to the Committee written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 [Independence Discussions with Audit Committees], and discuss with the independent registered public accounting firm its independence.

(17)	Discuss with the independent registered public accounting firm the matters required to be discussed by SAS 61 [Communication with Audit Committees] and SAS 90 [Audit Committee Communications].

(18)	Submit to the Chief Financial Officer of the Company both an annual budget and invoices to fund appropriate compensation of the independent registered public accounting firm employed by the Company for the purpose of rendering or issuing an audit report and for compensation of others employed by the Committee.

(19)	Obtain from the independent registered public accounting firm, at least annually, a formal written statement delineating all relationships between the independent registered public accounting firm and the Company, and at least annually discuss with the independent registered public accounting firm any relationship or services which may impact the independent registered public accounting firm’s objectivity or independence, and take appropriate actions to ensure such independence.

(20)	At least annually, receive and review a report by the independent registered public accounting firm describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company

Accounting Oversight Board (PCAOB) review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.
(21)	At least annually, consider whether, in addition to assuring the regular rotation of the lead audit partner as required by law, in the interest of assuring continuing independence of the independent registered public accounting firm, the Company should consider rotation of its independent registered public accounting firm, if deemed necessary.

(22)	Establish policies for the hiring of employees and former employees of the independent registered public accounting firm.
Internal Audit Function:
(23)	Cause to be maintained an appropriate internal audit program covering the Company and each of its subsidiaries by designated internal auditors who report to the Committee.

(24)	Be directly responsible for the appointment and approval, compensation and oversight of the audit work of the designated internal auditors employed for the purpose of performing the internal audit program.

(25)	Review and approve the internal audit program plan, risk assessment, and budget, which may be established for any Subsidiary, which the designated internal auditors along with the Director of Risk Management shall report at least annually to the Committee regarding the staffing plans, financial budget, audit schedules and the adequacy thereof.

(26)	Make the determination in regard to the selection of and/or the dismissal of the designated internal auditors.

(27)	Review the scope and coordination efforts of the joint internal/external audit program with both the designated internal auditors and the independent registered public accounting firm.

(28)	Review reports of any material deficiencies and other reportable incidents related to the financial statements or financial reporting of each Subsidiary and supervise and direct any special projects or investigations considered necessary by the Committee.

(29)	Review reports of the designated internal auditors, risk management (as deemed appropriate by the Committee) and examinations made by regulatory agencies and management’s responses to them, evaluate the reports in regard to control and/or compliance implications and determine whether appropriate corrective action has been implemented.

(30)	Establish and oversee procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.
Regulatory Compliance:
(31)	Discuss with management and the independent registered public accountants the Company’s compliance with the laws and regulations applicable to the SEC, PCAOB, FASB, and IRS that pertain to financial reporting, disclosure and taxation.

(32)	The regulatory compliance program covering the Subsidiary is the responsibility of the Subsidiary’s Compliance Committee of which its Board-appointed Chairman reports directly to the Company’s Board of Directors.

(33)	Review the internal audit reports and other issues reported by the Director of Risk Management or the designated internal auditors covering the scope and adequacy of an audit of the Subsidiary’s overall compliance management program and the independent testing requirements of the Bank Secrecy Act as defined in the Federal Financial Institutions Examination Council’s (FFIEC) BSA/AML Examination Manual.

(34)	To the extent applicable, receive reports on a Subsidiary’s compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act and review the basis for the reports issued under the rule with management, the designated internal auditors and the independent registered public accounting firm.

(35)	Obtain from the independent registered public accounting firm assurance that Section 10A (b) of the Exchange Act has not been implicated.

(36)	Approve related party transactions, as determined necessary.
Internal Control:
(37)	Review periodically the scope and implications of the Company’s internal financial procedures and consider their adequacy.

(38)	Review management’s annual report on the Company’s internal control framework and any related findings or deficiencies and the independent registered public accounting firm’s attestation of the report prior to filing of the Company’s Form 10-K.

(39)	Maintain direct access to the staff of the Company and its subsidiaries. If useful, require that studies be initiated on subjects of special interest to the Committee.

(40)	Review the comments on internal control submitted by the designated internal auditors and the independent registered public accounting firm to ensure that appropriate suggestions for improvement are promptly considered for inclusion into the Company’s internal financial procedure and review the adequacy of disclosures about changes in internal control over financial reporting.
Regulatory Examiners:
(41)	Meet with representatives of the applicable regulatory examiners of the institution and discuss matters relating to their review and supervision of the organization.

(42)	Ensure management has taken appropriate corrective action regarding any significant regulatory matters reported by the examiners.
Special Duties:
(43)	Make special studies of matters related to the financial operations of the Company or its Subsidiaries or to allegations of managerial misconduct by its executives.
D.	MEETINGS

Meetings of the Committee will be held at least quarterly and at such other times as shall be required by the Chairman of the Committee, or by a majority of the members of the Committee. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof. Written minutes pertaining to each meeting shall be filed with the Enterprise Risk Management Administrative Assistant and an oral report shall be presented by the Committee at each Board meeting. The Committee will hold executive sessions with management, the designated internal auditors, the independent registered public accountants, or just among the Committee members as determined necessary.
At the invitation of the Chairman of the Committee, the meetings shall be attended by the Chief Executive Officer, the Chief Financial Officer, the representatives of the independent registered public accounting firm, and such other persons whose attendance is appropriate to the matters under consideration.
Amended and Approved on September 25, 2007,
By the Board of Directors of First Community Bancshares, Inc.

APPENDIX B
SIXTH: The members of the corporation’s governing board shall be styled as directors. The number of directors of the corporation shall be determined in accordance with a bylaw or amendment thereof duly adopted by a majority of the Board of Directors. ~~The Board of Directors of the corporation shall divide the directors into three classes, as nearly equal in number as reasonably possible, designated Class I, Class II and Class III, respectively. Directors shall be assigned to each class consistently with the classes they currently occupy. At each~~ At the annual meeting of stockholders ~~or special meeting in lieu thereof, directors elected to succeed the directors of the class~~ that is held in calendar year 2008, the successors of the directors whose terms expire at ~~such~~ that meeting shall be elected for a ~~full term of three years.~~ term expiring at the annual meeting of stockholders that is held in calendar year 2011. Commencing at the annual meeting of stockholders that is held in calendar year 2009, directors shall be elected annually for terms of one year, except that any director in office at the 2009 annual meeting whose term expires at the annual meeting of directors held in calendar year 2010 or 2011 shall continue to hold office until the end of the term for which such director was elected. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified
Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Every person, otherwise eligible, who is currently elected or who shall be elected or appointed as a director of the Corporation, shall continue to be eligible for re-election as a director of the corporation regardless of age.
All vacancies on the Board of Directors, including those resulting from an increase in the authorized number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. ~~Each director so chosen shall hold office until the expiration of the term of the class to which his position has been assigned~~. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. No director may be removed from office except for cause relating to the proper performance of his duties as a director and then only by the affirmative vote of the holders of more than two-thirds of the stock of the corporation then outstanding and entitled to vote thereon (without voting by class) at a meeting duly called for that purpose.
The affirmative vote of the holders of more than two-thirds of the stock of the corporation then outstanding and entitled to vote thereon (without voting by class) shall be required to amend or repeal this Article or adopt any provision inconsistent herewith.

B-1

PROXY
FIRST COMMUNITY BANCSHARES, INC.
ONE COMMUNITY PLACE
BLUEFIELD, VIRGINIA 24605
ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby constitutes and appoints Steven G. Layfield and Jeffery L. Farmer, or either of them, attorney and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of First Community Bancshares, Inc. to be held on Tuesday, April 29, 2008, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia at 11:30 A.M., local time, and any adjournments thereof, with all power then possessed by the undersigned, and to vote, at that meeting or any adjournment thereof, all shares which the undersigned would be entitled to vote if personally present.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, IF AUTHORITY IS NOT WITHHELD OR IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3 BELOW.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1. The Election of 3 directors - Class of 2011.

01 Franklin P. Hall
02 Robert E. Perklnson, Jr.			FOR
03 William P. Stafford	FOR	WITHHOLD	All Except
	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Amend the Articles of Incorporation of the Corporation to allow for the election of directors on an annual basis to coincide with the expiration of current terms.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	The ratification of Dixon Hughes PLLC as independent registered public accountants.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

	Please check if you plan to attend the Stockholders’ Meeting on April 29, 2008.		☐

Signature	Signature	Date	, 2008

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED. Please sign your name(s) exactly as shown imprinted hereon. If more than one name appears as part of the registration name, all names must sign. If acting as executor, trustee or other fiduciary capacity, please sign as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/FCBC		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.